UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             BUSINESS RESOURCE GROUP
                       ----------------------------------
                                (Name of Issuer)

                                  Common Stock
                       ----------------------------------
                         (Title of Class of Securities)

                                   12329K 10 4
                       ----------------------------------
                                 (CUSIP Number)


                                  May 21, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)

         [ X ]    Rule 13d-1(c)

         [   ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages

CUSIP No.  12329K 10 4                                                                            Page 2 of 12 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Bay Area Micro-Cap Fund, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                           (a)  [ ]
                                                                                                 (b)  [X]
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power                  349,500
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                -0-
Person With
                                                     (7)      Sole Dispositive Power             349,500

                                                     (8)      Shared Dispositive Power           -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  349,500
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.79%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 12 Pages

CUSIP No.   12329K 10 4                                                                          Page 3 of 12 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Bay Area Micro-Cap Management Company, LLC
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                           (a)  [ ]
                                                                                                 (b)  [X]
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power                  349,500
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                -0-
Person With
                                                     (7)      Sole Dispositive Power             349,500

                                                     (8)      Shared Dispositive Power           -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  349,500
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.79%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 12 Pages

CUSIP No.    12329K 10 4                                                                         Page 4 of 12 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Smart & Holland Value Fund, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                           (a)  [ ]
                                                                                                 (b)  [X]
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power                  12,000
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                -0-
Person With
                                                     (7)      Sole Dispositive Power             12,000

                                                     (8)      Shared Dispositive Power           -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  12,000
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  0.23%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 12 Pages

CUSIP No.    12329K 10 4                                                                         Page 5 of 12 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Smart & Holland Investment Fund, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                           (a)  [ ]
                                                                                                 (b)  [X]

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                -0-
Person With
                                                     (7)      Sole Dispositive Power             -0-

                                                     (8)      Shared Dispositive Power           -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  -0-
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  0.00%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 12 Pages

CUSIP No.    12329K 10 4                                                                         Page 6 of 12 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Gregory F. Wilbur
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                           (a)  [ ]
                                                                                                 (b)  [X]

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only
-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power                  349,500
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                -0-
Person With
                                                     (7)      Sole Dispositive Power             349,500

                                                     (8)      Shared Dispositive Power           -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  349,500
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.79%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 12 Pages

CUSIP No.    12329K 10 4                                                                         Page 7 of 12 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         William A. Smart III
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                           (a)  [ ]
                                                                                                 (b)  [X]

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power                   17,600
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                349,500
Person With
                                                     (7)      Sole Dispositive Power              17,600

                                                     (8)      Shared Dispositive Power           349,500

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  367,100
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  7.13%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 7 of 12 Pages

CUSIP No.    12329K 10 4                                                                         Page 8 of 12 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Peter L. Holland
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                           (a)  [ ]
                                                                                                 (b)  [X]

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                349,500
Person With
                                                     (7)      Sole Dispositive Power             -0-

                                                     (8)      Shared Dispositive Power           349,500

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  349,500
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.79%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 8 of 12 Pages

Item 1.

(a)      Name of Issuer:  Business Resource Group ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  2150 North First Street
                  San Jose, CA   95131

Item 2.

(a)      Name of Person Filing:

         Bay Area Micro-Cap Fund, L.P. ("BAMC")
         Bay Area Micro-Cap Management Co., LLC ("BAMCMC")
         Smart & Holland Investment Fund, L.P. ("SHIF")
         Smart & Holland Value Fund, L.P. ("SHVF")
         Gregory F. Wilbur ("GFW")
         Peter L. Holland ("PLH")
         William A. Smart III ("WAS")


(b)      Address of Principal Business Office:

         BAMC, BAMCMC, GFW, PLH and WAS:                 1151 Bay Laurel Drive
                                                         Menlo Park, CA  94025

         SHIF:                                           P.O. Box 1266
                                                         Palo Alto, CA   94302

         SHVF:                                           P.O. Box 742
                                                         Palo Alto, CA   94302

 (c)     Citizenship/Place of Organization:


         Entities:                  BAMC             -        California
                                    BAMCMC           -        California
                                    SHIF             -        California
                                    SHVF             -        California

         Individuals:               GFW              -        United States
                                    PLH              -        United States
                                    WAS              -        United States


(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:   12329K 10 4

Item 3.  Not applicable.

                               Page 9 of 12 Pages

Item 4         Ownership.



-------- ------------ ------------ ----------- ---------- ----------- ----------- ------------ -----------
                         BAMC        BAMCMC      SHIF        SHVF        GFW          PLH         WAS
-------- ------------ ------------ ----------- ---------- ----------- ----------- ------------ -----------

(a)      Beneficial     349,500     349,500       -0-       12,000     349,500      349,500     367,100
         Ownership
-------- ------------ ------------ ----------- ---------- ----------- ----------- ------------ -----------

(b)      Percentage      6.79%       6.79%       0.00%      0.23%       6.79%        6.79%       7.13%
         of Class
-------- ------------ ------------ ----------- ---------- ----------- ----------- ------------ -----------

(c)      Sole           349,500     349,500       -0-       12,000     349,500        -0-        17,600
         Voting
         Power
-------- ------------ ------------ ----------- ---------- ----------- ----------- ------------ -----------

         Shared           -0-         -0-         -0-        -0-         -0-        349,500     349,500
         Voting
         Power
-------- ------------ ------------ ----------- ---------- ----------- ----------- ------------ -----------

         Sole           349,500     349,500       -0-       12,000     349,500        -0-        17,600
         Dispositive
         Power
-------- ------------ ------------ ----------- ---------- ----------- ----------- ------------ -----------

         Shared           -0-         -0-         -0-        -0-         -0-        349,500     349,500
         Dispositive
         Power
-------- ------------ ------------ ----------- ---------- ----------- ----------- ------------ -----------

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable.

EXHIBITS

A:       Joint Filing Statement


                              Page 10 of 12 Pages

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Date:    May 21, 1999



BAY AREA MICRO-CAP FUND, L.P.              SMART & HOLLAND INVESTMENT FUND, L.P.

By:    Bay Area Micro-Cap Management
       Co., LLC its general partner

By:    /s/ Gregory F. Wilbur               By:    /s/ Peter L. Holland
   -----------------------------------        ----------------------------------
       Managing Member                            General Partner


BAY AREA MICRO-CAP MANAGEMENT CO., LLC     SMART & HOLLAND VALUE FUND, L.P.


By:    /s/ Gregory F. Wilbur               By:     /s/ William A. Smart III
--------------------------------------        ----------------------------------
       Managing Member                             General Partner


       /s/ Gregory F. Wilbur
--------------------------------------
       Gregory F. Wilbur


       /s/ Peter L. Holland
--------------------------------------
       Peter L. Holland


       /s/ William A. Smart III
--------------------------------------
       William A. Smart III



                              Page 11 of 12 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    May 21, 1999


BAY AREA MICRO-CAP FUND, L.P.              SMART & HOLLAND INVESTMENT FUND, L.P.

By:    Bay Area Micro-Cap Management
       Co., LLC its general partner

By:    /s/ Gregory F. Wilbur               By:    /s/ Peter L. Holland
   -----------------------------------        ----------------------------------
       Managing Member                            General Partner


BAY AREA MICRO-CAP MANAGEMENT CO., LLC     SMART & HOLLAND VALUE FUND, L.P.


By:    /s/ Gregory F. Wilbur               By:     /s/ William A. Smart III
--------------------------------------        ----------------------------------
       Managing Member                             General Partner


       /s/ Gregory F. Wilbur
--------------------------------------
       Gregory F. Wilbur


       /s/ Peter L. Holland
--------------------------------------
       Peter L. Holland


       /s/ William A. Smart III
--------------------------------------
       William A. Smart III


                              Page 12 of 12 Pages